Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

VinFast Auto Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, no par value	(1)	Other	130,000,000	$3.14	$408,200,000.00	0.0001381	$56,372.42
Fees to be Paid	Equity	Ordinary shares underlying warrants	(2)	Other	3,320,822	$11.50	$38,189,453.00	0.0001381	$5,273.96

Total Offering Amounts:							$446,389,453.00		61,646.38
Total Fees Previously Paid:
Total Fee Offsets:									61,646.38
Net Fee Due:									$0.00

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. Represents up to 130,000,000 ordinary shares held in aggregate by Vietnam Investment Group Joint Stock Company and Asian Star Trading & Investment Pte. Ltd. that were originally issued prior to the business combination. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per security and proposed maximum aggregate offering price are based on the average of the high and low prices of the Company’s ordinary shares on The Nasdaq Stock Market LLC on November 4, 2025, which was $3.14.
(2)	Pursuant to Rule 416(a) under the Securities Act Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. Represents 3,320,822 ordinary shares of the Company that are issuable upon the exercise of 3,320,822 warrants on a cash basis, at a price of $11.50 per ordinary share. Pursuant to Rule 457(g) promulgated under the Securities Act, calculated based on the warrant cash exercise price of $11.50 per ordinary share.

Table 2: Fee Offset Claims and Sources

Line Item Type	Registrant or Filer Name	Notes	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rule 457(p)
Fee Offset Claims	VinFast Auto Ltd.		F-1	333-274475	09/12/2023	09/21/2023	$4,208.48	Equity	Ordinary shares underlying warrants	3,320,822	$38,189,453.00	$4,208.48
Fee Offset Claims	VinFast Auto Ltd.		F-1	333-274475	09/12/2023	09/21/2023	65,013.48	Equity	Ordinary shares	34,929,486	589,959,018.54	53,914.98
Fee Offset Claims	VinFast Auto Ltd.		F-1	333-278293	03/28/2024	03/28/2024	3,522.92	Equity	Ordinary shares	5,100,000	23,868,000.00	3,522.92